                                                                    EXHIBIT 12.1


                                                           FISCAL YEARS(1)
                                         ----------------------------------------------------
                                           1997       1998       1999       2000       2001       7/29/01    7/30/00
                                         --------   --------   --------   --------   --------    --------   --------
                                                    (DOLLARS IN THOUSANDS)
Income from continuing operations
  before income taxes, minority
  interest, discontinued operations and
  cumulative effect of accounting
  change:..............................  $147,050   $178,885   $196,415   $159,059  $(319,230)    $(14,164)  $ (26,567)
                                         --------   --------   --------   --------  ---------     --------   ---------
Plus fixed charges:
  Interest on all indebtedness.........     4,035      3,567      9,837     15,243     20,026        5,581       4,510
  Distributions on Fleetwood Capital
    Trust..............................        --      3,936     17,523     17,525     17,525        4,381       4,381
                                         --------   --------   --------   --------  ---------     --------   ---------
Total fixed charges:...................     4,035      7,503     27,360     32,768     37,551        9,962       8,891
                                         --------   --------   --------   --------  ---------     --------   ---------
Less distributions on Fleetwood Capital
  Trust:...............................        --     (3,936)   (17,523)   (17,525)   (17,525)      (4,381)     (4,381)
Earnings:..............................  $151,085   $182,452   $206,252   $174,302  $(299,204)     $ (8,583) $ (22,057)
                                         --------   --------   --------   --------  ---------     --------   ---------
  Fixed charge ratio:..................      37.4       24.3        7.5        5.3         --(1)        --(1)       --(1)
                                         --------   --------   --------   --------  ---------     --------   ---------

(1) Our ratios of earnings to fixed charges for the fiscal year ended April 29, 2001 and the fiscal quarters ended July 30, 2000 and July 29, 2001 were not meaningful since earnings were inadequate to cover fixed charges by $336.8 million, $30.9 million and $18.5 million, respectively.